SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                    Under the Securities Exchange Act of 1934

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
          13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                                 Amendment No. 1

                             Gadzoox Networks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    362555104
                                 (CUSIP Number)

                                December 31, 2000
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

               [ ] Rule 13d-1(b)
               [X] Rule 13d-1(c)
               [ ] Rule 13d-1(d)





                              (Page 1 of 13 Pages)

-------------------------
*
     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 362555104             13G                  Page 2 of 13 Pages

-----------------------------------------------------------------------
   (1) NAMES OF REPORTING PERSONS Galleon Technology Partners I, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         __________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY
               ------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING
               ------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN

 _______________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 3 of 13 Pages
-----------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Galleon Technology Partners II, L.P.

-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES

               ------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY                                          -0-

               ------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING
               ------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                  -0-
               ------------------------------------------------------

      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                 [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                 0%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
                                                PN
----------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 4 of 13 Pages
-----------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                        Galleon New Media Partners, L.P.

-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                   0%
-----------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 5 of 13 Pages
-----------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Galleon Management, L.P.

-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                 0%
-----------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                PN, IA
-----------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 6 of 13 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON
                           Galleon Management, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 7 of 13 Pages

-----------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Galleon Advisors, L.L.C.

-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                  -0-
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  -0-
OWNED BY
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING
               --------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                  -0-
-----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                  0%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
                                                OO, IA
-----------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 8 of 13 Pages
-----------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                  Raj Rajaratnam

-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             U.S.
-----------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES
               --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                                                   -0-
               --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING
               --------------------------------------------------------

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                                                   -0-
-----------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   -0-
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                  [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                   0%
-----------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 362555104             13G                  Page 9 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Gadzoox Networks, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5850 Hellyer Avenue, San Jose, CA 95138.


Item 2(a).     Name of Person Filing:

     This statement is filed by (a) Galleon Technology Partners I, L.P. ("Domestic Fund I"), (b) Galleon Technology Partners II, L.P., ("Domestic Fund II"); (c) Galleon New Media Partners, L.P. ("Media Partners"); (d) Galleon Management, L.P. ("Management LP"), (e) Galleon Management, L.L.C. ("Management LLC"), (f) Galleon Advisors, L.L.C. ("Advisors"); and (g) Raj Rajaratnam ("Rajaratnam"). The persons listed in (a) through (g) above are collectively referred to herein as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

      The address of the principal business office of each of the Reporting Persons is 135 East 57th Street, New York, New York 10022.

Item 2(c). Citizenship:

     Rajaratnam is a U.S. citizen. Each of the other Reporting Persons is a limited liability company or limited partnership organized under the laws of Delaware.

ITEM 2(d).  ITLE OF CLASS OF SECURITIES:
       Common Stock.

ITEM 2(e).  CUSIP NUMBER:
       362555104.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the
                    Act,
          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of
                    the Act,
          (d) [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,
          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

CUSIP No. 362555104             13G                 Page 10 of 13 Pages

           (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
           (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
           (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

A. Domestic Fund I
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0% The percentages used herein and in the rest of Item 4 are calculated based upon 27,978,590 shares of Common Stock issued and outstanding, as reported in the Form 10-Q of the Company for the quarter ended September 30, 2000.
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                    -0-

B. Domestic Fund II
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-

C. Media Partners
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-

D. Management LP
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%

CUSIP No. 362555104             13G                 Page 11 of 13 Pages

              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-
                Management LP owns directly no shares of Common Stock. Management LP serves as the investment manager of Galleon New Media Offshore, Ltd., Galleon Technology Offshore, Ltd. and several managed accounts (the "Managed Accounts") and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Managed Accounts. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Management LP may be deemed to own beneficially the shares of Common Stock beneficially owned by the Managed Accounts.

E. Management LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-
                Management LLC owns directly no shares of Common Stock. Management LLC is the general partner of Management LP and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Managed Accounts. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Management LLC may be deemed to own beneficially the shares of Common Stock beneficially owned by the Managed Accounts.

F. Advisors
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-
                Advisors owns directly no shares of Common Stock. Advisors is the general partner of Domestic Fund I, Domestic Fund II and Media Partners (collectively, the "Partnerships") and has the power to vote and dispose of the shares of Common Stock beneficially owned by the Partnerships. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), Advisors may be deemed to own beneficially the shares of Common Stock beneficially owned by the Partnerships.

CUSIP No. 362555104             13G                 Page 12 of 13 Pages

G. Rajaratnam
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:
                     -0-
                 Rajaratnam does not own, directly or indirectly, any shares of Common Stock.

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 362555104             13G                 Page 13 of 13 Pages
Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2001
                                    /s/ Raj Rajaratnam
                                    ------------------
                                    Raj Rajaratnam
                                    for himself and as
                                    Managing Member of
                                    Galleon Management, L.L.C.;
                                    as General Partner
                                    of Galleon Management, L.P.; and
                                    as Managing Member of
                                    Galleon Advisors, L.L.C., for
                                    itself and as general partner of
                                    Galleon New Media Partners, L.P.,
                                    Galleon Technology Partners I, L.P and
                                    Galleon Technology Partners II,L.P.